Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-28

DYNEGY ANNOUNCES AGREEMENT FOR SALE OF COGEN LYONDELL POWER

GENERATION FACILITY TO ENERGYCO

HOUSTON (May 29, 2007) – Dynegy Inc. (NYSE: DYN) today announced that it has reached an agreement to sell the company’s CoGen Lyondell Power Generation Facility in Channelview, Texas, to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash. In addition, Dynegy’s sale of the facility is expected to result in a collateral reduction of approximately $20 million in letters of credit and a return of working capital.

The sale, which is subject to various regulatory approvals and closing conditions, is expected to close in the third quarter 2007. The CoGen Lyondell facility (534-megawatt summer capacity rating) is a natural gas-fired, combined-cycle plant that began commercial operation in 1985. The purchase price equates to approximately $880 per kilowatt-hour based on the plant’s summer capacity rating.

The sale of the CoGen Lyondell facility is consistent with the company’s previously announced plans to opportunistically rationalize its asset portfolio and consider for divestiture those facilities outside of the company’s core operating regions. In January 2007, the company announced an agreement to sell its Calcasieu Power Generation Facility (322-megawatt summer capacity rating), a peaking plant in Sulphur, Louisiana, to Entergy Gulf States, Inc. for approximately $57 million in cash. That sale remains subject to regulatory approval and is expected to close in early 2008.

Dynegy’s previously announced plans also included the possible divestiture of the Bluegrass Power Generation Facility, a peaking plant in Oldham County, Kentucky, and the Heard County Power Generation Facility, a peaking plant in Heard County, Georgia, along with the CoGen Lyondell facility. Dynegy has elected to proceed with the sale of CoGen Lyondell separately from the other facilities in order to maximize shareholder value. Dynegy continues to explore the sale of the Bluegrass and Heard County facilities.

J.P. Morgan Securities Inc. acted as Dynegy’s financial advisor on the transaction.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

- more -

DYNEGY ANNOUNCES AGREEMENT FOR SALE OF COGEN LYONDELL POWER GENERATION FACILITY TO ENERGYCO 2-2-2-2-2	NR07-28

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the agreed upon sale of Dynegy’s CoGen Lyondell Power Generation Facility, including the expected collateral reduction and return of working capital, the sale of the Calcasieu Power Generation Facility, continued plans to opportunistically rationalize Dynegy’s asset portfolio and potential sales of additional assets. Dynegy cautions you that actual future results may vary materially from those expressed or implied in any of the forward-looking statements. For example: Dynegy may be unable to obtain regulatory approvals required for the CoGen Lyondell and Calcasieu sales, or required regulatory approvals may delay such sales or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause the companies to abandon such sales. Further, Dynegy may be unable to achieve its future asset sales objectives. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and its Current Reports, which are available free of charge on the SEC’s web site at www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

###